Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT





The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated August 9, 2000, relating to the consolidated balance sheets of Winn-Dixie Stores, Inc., and subsidiaries as of June 28, 2000, and June 30, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 28, 2000, and the related financial statement schedule, which reports appear in the June 28, 2000, annual report on Form 10-K of Winn-Dixie Stores, Inc.


                                                                      KPMG LLP



Jacksonville, Florida
November 21, 2000